Exhibit 10.1

Loan Termination Agreement

The loan agreement between Lotus Pharmaceuticals and Wu Lan Cha Bu Emergency Hospital (effective on Oct. 10, 2006), and the three-party loan assignment agreement between Lotus Pharmaceuticals, Lotus Pharmaceuticals CEO Mr. Zhongyi Liu, and Wu Lan Cha Bu Emergency Hospital (effective on Oct. 21, 2006), have reached their term on Oct. 9, 2011. After friendly discussion and negotiation, three parties decided not to renew the agreement and to terminate the original agreement immediately. A new agreement was reached as follows:

1.

Wu Lan Cha Bu Emergency Hospital will repay the RMB 30 million loan from Mr. Zhongyi Liu as installments from January 2012 to June 2012. If the repayment is not completed as expected, the late payment charge will be 0.1%/day.

2.

Due to some issues from local government, Wu Lan Cha Bu Emergency Hospital has not been completed as yet, and it remained unclear when the hospital will start operation. Therefore, the supply of pharmaceutical and other medical equipment to the hospital will be discussed later when the hospital is completed.

3.

Given current financial condition of Lotus Pharmaceuticals, Mr. Zhongyi Liu decided to waive the RMB 9 million payment that Lotus Pharmaceuticals owned him, based on the three-party loan assignment agreement.

This agreement has six copies , with two for each party. For any matters that are not stipulated in this agreement, parties shall first try to consult and negotiate with each other and may execute amendments to this agreement. Amendments shall have the same legal effect as this agreement. For issues not resolved through negotiation, either party could resort to local court. The agreement shall become effective three days after signatures.

Lotus Pharmaceuticals

Representative (signature):

Wu Lan Cha Bu Emergency Hospital

Representative (signature):

Zhongyi Liu (signature)

Date: Jan. 15, 2012